EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                  TELMARK INC.
                          FOR THE YEARS ENDED JUNE 30,
                             (THOUSANDS OF DOLLARS)



                                      -----------------------------------------------
                                        1998      1997      1996      1995      1994
                                      -------   -------   -------   -------   -------
Income before income taxes            $15,412   $13,003   $11,502   $ 9,272   $ 8,485

Fixed charges - Interest               26,871    23,486    20,305    17,675    13,259
                Rentals                   421       386       145       130        58
                                      -------   -------   -------   -------   -------

Total fixed charges                    27,292    23,872    20,450    17,805    13,317
                                      -------   -------   -------   -------   -------

Adjusted earnings                     $42,704   $36,875   $31,952   $27,077   $21,802
                                      =======   =======   =======   =======   =======


Ratio of earnings to fixed charges*       1.6       1.5       1.6       1.5       1.6


* Represents adjusted earnings divided by fixed charges.